Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders of
Tax-Free Trust of Arizona:

We consent to the incorporation by reference, in this registration statement, of our report dated August 12, 2005, on the statement of assets and liabilities, including the schedule of investments, of Tax-Free Trust of Arizona ("Trust") as of June 30, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Trust as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Transfer Agent, Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                          KPMP LLP


New York, New York
October 21, 2005